Exhibit 99.1

                 Transatlantic Holdings, Inc. Elects
               Mr. Richard Press to Board of Directors

    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2006--Transatlantic Holdings, Inc. (NYSE:TRH) is pleased to announce that Mr. Richard S. Press has been elected to its Board of Directors.
    Mr. Press recently retired from the Wellington Management Company, LLP, where he was a Senior Vice President and Director of its Insurance Asset Management Group. Prior to his twelve years of service at Wellington Management, Mr. Press served in executive capacities at Stein Roe & Farnham, where he established its Insurance Asset Management Group, and Scudder, Stevens & Clark, where he helped found Scudder's insurance asset management subsidiary.
    "We are pleased that Dick Press has agreed to join our Board," commented Martin J. Sullivan, Transatlantic's Chairman. "With more than four decades of asset management experience, Dick brings to Transatlantic an in-depth knowledge of insurance company needs along with a robust business and financial perspective. We welcome him to Transatlantic and look forward to benefiting from his good counsel."
    Mr. Press holds a BA degree in Economics from Brown University and an MBA degree, with a concentration in Finance, from Harvard Business School.
    Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, San Francisco, Kansas City, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. Its subsidiaries, Transatlantic Reinsurance Company, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

    Visit www.transre.com for additional information about TRH.

    CONTACT: Transatlantic Holdings, Inc., New York
             Steven S. Skalicky, 212-770-2040